Contact: James C. Miller

724-465-1487

TO BE RELEASED:

8:00 a.m., Tuesday, February 21, 2006

S&T Bancorp, Inc. Appoints James V. Milano to Board of Directors

Indiana, Pennsylvania - James C. Miller, chairman and chief executive officer of S&T Bancorp, Inc, (NASDAQ:STBA) announced today that James V. Milano was appointed a Director of S&T Bancorp, Inc. and S&T Bank at its regular Board of Directors meeting on February 20, 2006. Mr. Milano received a Bachelor of Science degree in business administration from Duquesne University and a Master of Science degree in Taxation from Robert Morris College. He is also a Certified Public Accountant and will serve as a member of the Bank's Audit Committee.

"We are very pleased that Jim Milano has joined the S&T Board. His business and professional background and experience will add an important new dimension to our Board of Directors. In addition, Jim is a life-long resident of western Pennsylvania and shares our commitment to the region," stated Miller.

Frank Jones, who chairs the S&T Board Nominating and Corporate Governance Committee, said, "We feel very fortunate to attract a talented professional with Jim's experience to our Board. I know he will be a good contributor and a conscientious representative for our shareholders."

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Milano Appointed to

S&T Bancorp Board of Directors

Mr. Milano was a managing partner of Datemasch Milano & Associates, a Pittsburgh CPA firm, and has also served as the Chief Financial Officer of Nep Broadcasting, LLC. Jim and his wife, Amy, are the parents of three children, and the family resides in Gibsonia, Pennsylvania.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.